Exhibit (e)(8) under Form N-1A
Exhibit 1 under Item 601/ Reg. S-K

Exhibit E
to the
Distributor's Contract

Federated Municipal Securities Fund, Inc.
Class F Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1993, between Federated Municipal Securities Fund, Inc. and Federated Securities Corp., Federated Municipal Securities Fund, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the Class of Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 29th day of May, 2007.

FEDERATED MUNICIPAL SECURITIES FUND, INC.

By:  /s/ J. Christopher Donahue
Name: J. Christopher Donahue
Title:  President

FEDERATED SECURITIES CORP.

By:  /s/ Thomas E. Territ
Name:  Thomas E. Territ
Title:  President